Exhibit (a)(1)(C)(C)

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Sent:

To:

Subject: SHAREHOLDERS APPROVE STOCK OPTION EXCHANGE PROGRAM

We are pleased to inform you that at a special meeting of shareholders yesterday, shareholders approved the stock option exchange program.

To learn more about the program, and to make your elections to exchange, please visit the special website dedicated to the Stock Option Exchange program at https://cardinalhealth.equitybenefits.com. If you wish to exchange eligible options, your election must be received before 11:59 pm eastern time on Friday, July 17.

Log-in instructions:

•	U.S. employees: Use your 6-digit employee number as your login ID and the last 4 digits of your social security number as an initial password
•	Other employees: Use your email address as your login id and Cardinal01 as your password.

Reminder: Q&A call scheduled for July 8

To supplement the materials you can access on the website, there will be a live Q&A call, open to all participants, on Wednesday, July 8 (a similar call was held earlier this week). These calls are not mandatory and there will be no formal presentation. However, we will have a panel of internal experts available to answer any of your questions. We will assume all participants on the call will have watched the webcast and read the Offer to Exchange.

Call-in info for Q&A Wednesday, July 8, 12:00 to 1:00 p.m. Eastern time

US employees:

Int’l employees:

Access code: